Shareholder Meeting. (unaudited). At the annual meeting (the Meeting) of shareholders held on June 14, 2006, shareholders of the AEW Real Estate Income Fund voted for the following proposal:

1. Election of Trustees


For
Against
Abstained*
Total Votes
Graham T. Allison, Jr.
2,750,938.73
44,
662
0
2,795,600.73
Robert Blanding
2,752,138.73
43,462
0
2,795,600.73


Paul Chenault
2,751,398.73
44,202
0
2,795,600.73
Richard Darman
2,749,958.73

45,642
0
2,795,600.73

* Includes Broker Non-Votes (if any)

Messrs Charles D. Baker, Edward A. Benjamin, Daniel M. Cain, Kenneth J. Cowan, John T. Haile and John A. Shane and Mses. Sandra O. Moose and
Cynthia L. Walker, Trustees of the Fund, each have terms of office as Trustee that continued after the Meeting.

Exhibit 77C